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                                                                     EXHIBIT 5.1



                     [LETTERHEAD OF ANDREWS & KURTH L.L.P.]




                                  June 18, 1999



Board of Directors
Santa Fe Snyder Corporation
1616 S. Voss Road
Houston, Texas 77057

Ladies and Gentlemen:

         We have acted as special counsel to Santa Fe Snyder Corporation, a Delaware corporation ("SFS"), in connection with preparation of the Post-Effective Amendment No. 1 (the "Post-Effective Amendment") on Form S-8 to the Registration Statement on Form S-4 (File No. 333-71595) relating to the registration under the Securities Act of 1933, as amended, of the issuance by SFS of up to 4,450,953 shares (the "Shares") of common stock, par value $0.01 per share, of SFS (the "Common Stock") pursuant to the Replacement Option Agreements (as defined below). The Shares are to be issued to former holders of options to purchase shares of Common Stock of Snyder Oil Corporation, a Delaware corporation ("Snyder"), in connection with the merger of Snyder with and into Santa Fe Energy Resources, Inc., pursuant to which the name of the surviving corporation was changed to Santa Fe Snyder Corporation (the "Merger"). Pursuant to the Merger, each unexpired and unexercised outstanding option (each a "Snyder Option") to purchase one share of common stock of Snyder was automatically canceled at the effective time of the Merger. Former Snyder optionholders who were employees and directors of Snyder who continued with SFS, former employees of Snyder with severance or employment agreements that provided for an extended period of time to exercise their Snyder Options or non-employee directors who did not continue in office with SFS were granted options pursuant to option agreements (the "Replacement Option Agreements") to purchase that number of shares of SFS common stock equal to the product of the number of shares of Snyder common stock issuable upon the exercise of that person's Snyder Option times 2.05 and with an exercise price equal to the exercise price of their Snyder Option divided by 2.05. Each new option is otherwise subject to all of the other terms of the Snyder Option to which it relates.

         As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.


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         Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares have been validly authorized, and that such Shares will, when issued and delivered in accordance with the terms of the Replacement Option Agreements, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment.



                                                   Very truly yours,





                                                   /s/ ANDREWS & KURTH L.L.P.




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